FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS

Issues Guidance for First Quarter and Fiscal 2011

Announces New $100 Million Share Repurchase Authorization

Secaucus, New Jersey – March 9, 2011 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the fourth quarter and fiscal year 2010 periods ended January 29, 2011.

Net sales from continuing operations for the fourth quarter of 2010 were $453.2 million, a 2.1% decline compared to $462.8 million for the fourth quarter of 2009. Comparable retail sales, which include online sales, declined 5.9% in the fourth quarter of 2010.  Comparable store sales declined 9.0% in the U.S. and 6.2% in Canada, while comparable online sales increased 31.7%.

Income from continuing operations after tax for the fourth quarter of 2010 was $32.7 million, or $1.24 per diluted share. Income from continuing operations after tax for the fourth quarter of 2009 was $34.2 million, or $1.23 per diluted share. Excluding transactions that affect comparability between the quarters, adjusted income from continuing operations after tax increased 13% to $32.3 million, or $1.22 per diluted share, in the fourth quarter of 2010, compared to $28.5 million, or $1.03 per diluted share, the prior year. The Company’s repurchase of 1.9 million shares during fiscal 2010 resulted in a 9 cent per diluted share benefit during the fourth quarter.

Adjusted income from continuing operations after tax is a non-GAAP measure. The Company believes the excluded transactions are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation of net income from continuing operations as reported is included in this press release in Table 3.

Jane Elfers, President and Chief Executive Officer, commented, “We exceeded our bottom-line financial goals for the fourth quarter, despite lower sales, due to expense reductions and solid gross margin expansion. Our disciplined inventory management resulted in fewer markdowns and the strongest fourth quarter gross margin rate in four years.”

“The Children’s Place made significant progress in 2010. We increased top-line sales through growth in our e-commerce business and the opening of 67 new stores, primarily in value centers. We significantly strengthened our management team and made solid progress on our five key growth initiatives,” Elfers continued. “The decision to authorize another $100 million share repurchase program is consistent with the Company’s commitment to increasing returns on capital and creating long-term shareholder value.”

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PLCE – Fourth Quarter and Fiscal Year 2010 Financial Results

Fiscal Year Financial Results
For fiscal 2010, net sales from continuing operations increased 1.8% to $1,674.0 million, compared to $1,643.6 million for fiscal 2009. Comparable retail sales for fiscal 2010 declined 2.5%. Comparable store sales declined 4.7% in the U.S. and 4.9% in Canada, while comparable online sales increased 29.5%.

For fiscal 2010, income from continuing operations after tax was $83.6 million, or $3.05 per diluted share. Income from continuing operations after tax for fiscal 2009 was $88.8 million, or $3.09 per diluted share. Excluding transactions that affect comparability between the years, adjusted income from continuing operations after tax increased 10% to $83.2 million, or $3.03 per diluted share, in fiscal 2010, compared to $75.8 million, or $2.64 per diluted share, the prior year. The Company’s repurchase of 1.9 million shares during fiscal 2010 resulted in an 8 cent per diluted share benefit for the year.

As previously noted, adjusted income from continuing operations after tax is a non-GAAP measure which the Company is providing as a supplemental disclosure. A reconciliation of net income from continuing operations as reported is included in this press release in Table 3.

Store Openings and Closures
The Company opened five stores and closed 15 during the fourth quarter of 2010. During fiscal 2010, the Company opened 67 stores and closed 19. In fiscal 2011, the Company plans to open approximately 85 new stores and close 20.

Share Repurchase Program
The Company announced today that the Board of Directors has authorized a new share repurchase program in the amount of $100 million. Under the program, the Company may repurchase shares in the open market at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under the program will depend on a variety of factors including price, corporate and regulatory requirements, and other market and business conditions, and the Company may suspend or discontinue the program at any time, and may thereafter reinstitute purchases, all without prior announcement.

Previously, on August 19, 2010, the Company announced that the Board of Directors had authorized a share repurchase program in the amount of $100 million. A total of 1.9 million shares from that authorization have been repurchased to-date for approximately $90 million. The Company anticipates completing the remainder of the 2010 share repurchase authorization during the first quarter of fiscal 2011.

Outlook
The Company is projecting that earnings per diluted share from continuing operations for fiscal 2011 will be between $3.05 and $3.25, assuming flat comparable retail sales. For the first quarter of fiscal 2011, the Company is forecasting that earnings per diluted share from continuing operations will be between $1.00 and $1.05, assuming negative low-single digit comparable retail sales. This earnings guidance assumes that currency exchange rates will remain where they are today and does not include the impact of potential share repurchases in fiscal 2011.

Conference Call Information
The Children’s Place will host a conference call to discuss its fourth quarter and fiscal year 2010 results today at 8:00 a.m. Eastern Time.  The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available approximately one hour after the conclusion of the call.

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PLCE – Fourth Quarter and Fiscal Year 2010 Financial Results

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place” brand name.  As of January 29, 2011, the Company operated 995 stores and an online store at www.childrensplace.com.

Forward Looking Statements
This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding store openings and earnings per diluted share from continuing operations. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2010. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by a further downturn in the economy or by other factors such as increases in the cost of gasoline, and the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:  Jane Singer, Vice President, Investor Relations, (201) 453-6955

(Tables Follow)

Table 1
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Net sales	$453,170	$462,835	$1,673,999	$1,643,587
Cost of sales	265,643	276,987	1,010,851	984,086
Gross profit	187,527	185,848	663,148	659,501
Selling, general and administrative expenses	117,513	119,217	452,459	455,782
Asset impairment charges	207	479	2,713	2,200
Depreciation and amortization	18,078	18,189	71,640	71,447
Operating income	51,729	47,963	136,336	130,072
Interest (expense), net	(303)	(481)	(1,530)	(5,731)
Income from continuing operations before income taxes	51,426	47,482	134,806	124,341
Provision for income taxes	18,736	13,325	51,219	35,500
Income from continuing operations	32,690	34,157	83,587	88,841
Income (loss) from discontinued operations, net of income taxes	(544)	(47)	(463)	(487)
Net income	$32,146	$34,110	$83,124	$88,354

Basic earnings (loss) per share amounts
Income from continuing operations	$1.25	$1.24	$3.09	$3.12
Income (loss) from discontinued operations	(0.02)	(0.00)	(0.02)	(0.02)
Net income	$1.23	$1.24	$3.07	$3.10
Basic weighted average common shares outstanding	26,091	27,436	27,084	28,463

Diluted earnings (loss) per share amounts
Income from continuing operations	$1.24	$1.23	$3.05	$3.09
Income (loss) from discontinued operations	(0.02)	(0.00)	(0.02)	(0.02)
Net income	$1.22	$1.23	$3.03	$3.08
Diluted weighted average common shares outstanding	26,452	27,713	27,436	28,707

Note: Table may not add due to rounding

Table 2
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 29,	January 30,
	2011	2010*
Assets:

Cash and investments	$185,915	$170,492
Accounts receivable	16,121	16,910
Inventories	210,523	206,227
Other current assets	65,142	63,253
Total current assets	477,701	456,882

Property and equipment, net	320,601	312,801
Other assets, net	56,029	84,377
Total assets	$854,331	$854,060

Liabilities and Stockholders' Equity:

Accounts payable	$50,730	$55,547
Accrued expenses and other current liabilities	79,666	89,969
Total current liabilities	130,396	145,516

Other liabilities	116,208	119,574
Total liabilities	246,604	265,090

Stockholders' equity	607,727	588,970

Total liabilities and stockholders' equity	$854,331	$854,060

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2010.

Table 3
THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010

Income from continuing operations after tax	$32,690	$34,157	$83,587	$88,841

Transactions affecting comparability:
Gains:
Settlement of employment tax audits related to stock options	(691)	(286)	(691)	(5,015)

Expenses:
Proxy contest fees	-	-	-	2,054
Prepayment of term loan expenses/deferred financing fees	-	-	-	2,390
Company restructuring fees	-	-	-	2,805
Impairment charge	-	-	-	852

Aggregate impact of transactions affecting comparability	(691)	(286)	(691)	3,086
Income tax effect	276	115	276	(1,242)
Excess foreign tax credits from repatriation of cash	-	(5,510)	-	(10,344)
Tax benefit from resolution of IRS income tax audit	-	-	-	(4,540)
Adjusted (gain) from transactions affecting comparability	(415)	(5,681)	(415)	(13,040)

Adjusted income from continuing operations after tax	$32,275	$28,476	$83,172	$75,801

GAAP income from continuing operations per diluted share	$1.24	$1.23	$3.05	$3.09

Adjusted income from continuing operations per diluted share	$1.22	$1.03	$3.03	$2.64

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